As filed with the SEC on September 14, 1999 SEC
                                     Registration No. *

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                  REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               HOJO HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

                Delaware                                                  7373
                 11-3504866
               (State or other jurisdiction      (Primary Standard
Industrial                (IRS Employer
       of incorporation)      or organization)   Classification Code Number)
Identification Number)

                               21 Blackheath Road
                           Lido Beach, New York 11561
                                 (516)-670-0564
(Address and telephone number of registrant's principal executive offices and principal place of business)

                                  Joel Arberman
                          444 Bedford Street, Suite 8s
                           Stamford, Connecticut 06901
                                 (203) 602-9994
                 (Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]





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




                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of class of               Proposed maximum        Amount of
securities      to be           aggregate offering              Registration Fee
registered                      price  (1)
--------------------------------------------------------------------------------
Common Stock,
Par value $0.001
per share               $625,000                        $173.75
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 (o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



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



                         SUBJECT TO COMPLETION, DATED September 14, 1999

                               HOJO Holdings, Inc.

                        12,500,000 shares of common stock
                        The purchase price for our shares is $0.05.

We are offering 10,000,000 shares of our common stock. These shares may be sold for cash. Some of our stockholders are selling an additional 2,500,000 shares concurrently, which represents 20% of the shares being offered. We have fixed the price of the stock we are selling in this offering, however, our selling stockholders may offer their shares at a lower price.

We will sell the shares ourselves and do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell and no money raised from the sale of our stock will go into escrow, trust or any other similar arrangement. The offering will remain open until November 1, 2000, unless we decide to cease selling efforts prior to this date.

This is Hojo Holdings's initial public offering so there is no public market for Hojo Holding's shares. However, we hope to have prices for our shares quoted on the bulletin board maintained by the National Association of Securities Dealers, Inc. after we complete our offering.

This is a risky investment. We have described these risks under the caption "Risk factors" beginning on page *.

                                                      Per Share   Total
                                                      ---------   -----
Public Offering Price                                       $0.05       $500,000
Underwriting Discounts and Commissions                      None        None
Proceeds to us                                              $0.05       $500,000

Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.



                    The date of this prospectus is September *___, 1999



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


                                TABLE OF CONTENTS



SUMMARY......................................................................5


RISK FACTORS.................................................................6


Use of Proceeds.............................................................11


Determination of Offering Price.............................................12


Dilution....................................................................13


SELLING SECURITY HOLDERS....................................................14


PLAN OF DISTRIBUTION........................................................16


Special Note Regarding Forward-Looking Statements...........................17


LEGAL PROCEEDINGS...........................................................17


LEGAL MATTERS...............................................................17


DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS................17


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..............19


DESCRIPTION OF SECURITIES...................................................19


SHARES ELIGIBLE FOR FUTURE SALE.............................................20


RELATED PARTY TRANSACTIONS..................................................22


Business....................................................................22


MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................30


YEAR 2000 READINESS DISCLOSURE..............................................31


FINANCIAL STATEMENTS........................................................f1


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







                                     SUMMARY

      Our Company Hojo Holdings is a recently incorporated Delaware corporation. Our goal is to build a professional service company that focuses on web site development. We intend to build a network of independent contractors with web site development and computer programming skills. By combining our sales and marketing abilities with their technical abilities, we believe we can better attract, service and satisfy our clients Internet related needs. Our principal executive offices are located 21 Blackheath Road, Lido Beach, New York 11561. Our telephone number at that location is (516) 670-0564.

Common stock offered for sale. Up to a maximum of 10,000,000 shares of common stock by us and
                                 2,500,000 shares of common stock by our stockholders.

Price to the public.             $0.05 per share

Number of shares outstanding
before the offering.             2,500,000 shares

Number of shares to be
outstanding after the offering,
assuming all shares are sold.    12,500,000 shares

Terms                           of the offering.  There is no minimum  offering.
                                Accordingly, as shares are sold, we will use the money raised for our activities. The offering will remain open until November 1, 2000, unless we decide to cease selling efforts prior to this date.

Use of proceeds.                We intend to use the net proceeds of this
                                offering primarily for:
                                   -> hiring  additional  personnel,
                                   -> development of our web site,
                                   -> recruiting independent  contractors,
                                   -> sales  and  marketing  efforts,  and
                                   -> general corporate purposes.

Plan of distribution.           This is a direct participation with no minimum
                                offering and no commitment by anyone to purchase any shares. The shares will be offered and sold by our principal executive officers and directors, although we may retain the services of one or more NASD registered broker-dealers as selling agent(s) to effect offers and sales on our behalf. No broker dealers have been retained as of this date.

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




                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face.
                                   ---------------------

We are selling shares at the same time as our selling stockholders and that may reduce the value of your shares.

      We will be selling our shares at the same time as the selling shareholders are selling their shares. Our stockholders are offering 2,500,000 shares, which represents 20% of the shares being offered. We have fixed the price of the stock we are selling in this offering, however, our selling stockholders may offer their shares at a lower price. Sales by selling stockholders at prices lower than ours could hurt our ability to sell our stock. This may result in our receiving less proceeds than if there was no concurrent offering, which could reduce the value of your shares.

Our selling stockholders are selling their shares without the use of a professional underwriter and may sell their shares on the stock market through the use of a broker or in private transactions. We will not receive any of the proceeds from the sale of their shares. Our selling shareholders are not under a lock-up or any other agreement restricting the sale of their shares. They can sell their shares at any time, in any amount and at any price. The shares we are selling do not have priority over the shares being sold by our selling shareholders.

Because we have experienced losses and expect our expenses to increase, we may not be able to achieve profitability.

      We cannot assure you that we will ever become or remain profitable. Our future profitability will depend on our ability to increase our revenues while controlling costs. Since our inception, we have incurred losses. As of August 31, 1999 we had an accumulated deficit of $2,764. We expect to continue to incur losses until we are able to significantly increase our revenues. Our operating expenses are expected to continue to increase significantly in connection with our proposed expanded activities, especially in the areas of sales and marketing. To a large extent these expenses are fixed. We cannot be certain that we will be able to accurately predict our revenues, particularly in light of the general uncertainty and intense competition for web site development and our limited operating history.

We need to raise at least $200,000 in proceeds from this offering or we will not be able to continue as a going concern, in which case you may lose your entire investment.

      Our independent certified public accountants have pointed out that we have an accumulated deficit and negative working capital such that our ability to continue as a going concern is dependent upon obtaining additional capital and financing for our planned operations. If we do not raise at least $200,000 from this offering, then you may lose your entire investment.

We will depend on short-term development contracts that may not be renewed, which would reduce our revenues.

    If customers cancel or defer web site development contracts or if we fail to obtain new contracts in any quarter, our business, results of operations and financial condition for that quarter and future periods will be adversely affected. Our customers could cancel our contract quickly and without penalty. We anticipate that we will derive a significant portion of our revenues from web site development. We will depend heavily on revenues from contracts entered into within the quarter and on our ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

We may not be able to compete successfully.

 We are subject to competition that is expected to intensify in the future. We cannot assure you that we will be able to compete successfully. Competitive factors could materially adversely affect our business, financial condition and operating results. The market for web site development services is intensely competitive and rapidly changing. Many of our competitors have well established reputations for providing web site development services and have longer operating histories and significantly greater financial, technical, marketing, personnel and other resources than we have.

We need to build and expand our independent network of web site developers or we will not be able to service a customer base, which would reduce our revenues.

    Failure to properly expand our web site developer network would materially hurt our business and operations. We will need to expand our web site developer network in anticipation of an expanded client base. Expansion will require us to make significant up-front expenditures for software, servers, routers and computer equipment, to increase bandwidth for Internet connectivity and to hire and train additional sales and marketing personnel. Expansion must be completed without system disruptions.

Our management has significant control over stockholder matters, which may impact the ability of minority stockholders to influence our activities.

     Our officer and director and her family control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions. As of August 31, 1999, these persons beneficially own, in the aggregate, approximately 36.20% of our outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control that might be beneficial to other stockholders.

The evolving nature of the web site development industry makes the ultimate demand for our services uncertain, which may affect our anticipated revenues.

        If our market does not develop as we expect, our business, financial condition and operating results will be materially adversely affected. The level of demand for web site development services is uncertain because the market is rapidly evolving.

If  the  Internet   infrastructure  does  not  evolve  to  enable  a  commercial marketplace, use of our services may be adversely affected and reduce our revenues

        Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility and quality of service, remain unresolved. These issues may negatively affect the growth of Internet use or the attractiveness of commerce and communications on the Internet, which would impede our ability to grow. Widespread acceptance of our services will partially depend upon the adoption of the Internet as a widely used medium for content and commerce. The Internet may not continue to develop as a commercial marketplace because of:

o inadequate development of the necessary infrastructure, such as a reliable network backbone;
o lack of timely development of complementary services and products, such as high speed modems and high speed communication lines;
o delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity;
o  increased governmental regulation.

Year 2000 compliance issues could reduce the access that our clients have to our services, which could hurt our revenues.

     We would be harmed if there were any systems failures or interruptions in service resulting from the inability of Internet systems, our computing system or any third-party systems to recognize the year 2000. Our clients are highly dependent upon telecommunications suppliers, Internet access providers, computer software and hardware companies to access our service. These third-parties have generally publicly advised that their review of their systems indicate that they are or will be year 2000 compliant. However, since we cannot assure you that they are or will be, this could present a material risk to our operations.

Rapid technological change could cause our services to become less attractive to potential users, which could lead us to incur high costs to modify our operations and could hurt our revenues

    If we are unable to respond to rapid technological changes, our services may become less attractive to potential clients. Our success will depend upon our ability to develop competitive technologies to enhance our services and to develop and introduce new services in a timely and cost-effective manner. Online services are characterized by rapidly changing technology, developing legal issues, changing client requirements, frequent new product and service introductions and enhancements and evolving industry standards in computer hardware, operating systems, database technology and information delivery systems. We cannot assure you that we will be able to respond quickly, cost-effectively or sufficiently to these developments. Our business, financial condition and operating results may be adversely affected if we are unable to anticipate or respond quickly and economically to any developments.

Our business operations could be significantly disrupted if we lose our president, or fail to properly integrate our management team.

      Our future performance will be substantially dependent on the continued services of our manager and our ability to retain and motivate her. The loss of the services of our officer and senior manager could harm our business. We do not have long-term employment agreements with any of our key personnel and we do not maintain any "key person" life insurance policies. All of our management team joined us in 1999. Most of these individuals have not previously worked together and are currently being integrated as a management team. If our senior managers are unable to work effectively as a team, our business operations could be significantly disrupted.

Since this is a direct participation with no minimum offering, we can start using your funds as we receive them.

      A direct participation means that we are selling the shares ourselves. A no minimum offering means that we do not have to raise a minimum amount of money to be able to use the money raised. Nobody has committed to invest in our offering and we can immediately use your investment for our operations. In the event we fail to raise sufficient proceeds from this offering, we may not be able to fulfill our business plan and that could reduce the value of your shares. No assurances can be given that the investment proceeds we may receive will be sufficient to sustain our operations until we generate a profit.

Since we are selling the shares in this offering ourselves and without an investment banker, may not be able to sell as many shares, which may reduce the value of your shares.

      No investment banker, appraiser or other independent, third party has been consulted concerning this offering or the fairness of the offering price of the shares. We have arbitrarily determined the offering price and other terms relative to the shares offered. The offering price does not bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, since we do not have a professional underwriter, we may not be able to sell shares as quickly and we may not be able to sell as many shares.

Our management has broad discretion in the use of the proceeds from this offering, which may increase the risk that they will not be used effectively.

     We have allocated approximately $300,000, or 60%, of the estimated net proceeds of this offering to working capital and general corporate purposes. Our management will have broad discretion as to the application of these proceeds without having to seek your approval.




The price of our stock may fall if our insiders sell a large number of their shares.

      We have 2,500,000 shares of common stock outstanding. Our officer and director owns 900,000 shares. After this registration statement becomes effective, none of these shares will be restricted. If a large number of their shares are sold, it may reduce the value of your shares.

You may not be able to resell your shares since there has been no prior market for our common stock.

      Since there has been no prior market for our shares, we can not assure you that a market will develop or that one will be maintained. We intend to apply to have our shares quoted on the bulletin board maintained by the National Association of Securities Dealers, Inc. but we can not assure you that we will succeed. Even with a market maker, the nature of this offering, the possible lack of earnings history and the absence of dividends in the foreseeable future for the business we acquire may impede the development of an active and liquid market for common stock. You should carefully consider the limited liquidity of your investment in the shares. As a consequence, you could find it more difficult to dispose of, or to obtain accurate quotations as to the price of your shares.

The price of our common stock will be volatile so you may not be able to sell your shares for more than you pay.

   We expect our stock price to be volatile so you may not be able to sell your shares for more than you pay. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

o  quarterly variations in operating results;
o  changes in financial estimates by securities analysts;
o  changes in market valuation of software and Internet companies;
o announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
o  loss of a major customer or failure to complete significant transactions;
o  additions or departures of key personnel;
o any shortfall in revenue or net income or any increase in losses from levels expected by analysts;
o  future sales of common stock; and
o stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet and software companies.


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

Our stock is subject to penny stock regulation, which would make it more difficult for investors to resell shares they purchase.

        Our shares are subject to penny stock rules so investors in this offering may find it more difficult to sell their shares in any secondary market. Penny stock rules relate to stocks with a price of less than $5.00. Prior to a transaction in a penny stock, broker-dealers are required to:

o deliver risk disclosure documents that provides information about penny stocks and the risks in the penny stock market; and
o provide the customer with current bid and offer quotations for the penny stock; and
o explain the compensation of the broker-dealer and its salesperson in the transaction; and
o provide monthly account statements showing the market value of each penny stock held in the customer's account.
o make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

                                 Use of Proceeds

    Our success is entirely dependent on our ability to sell the shares in this offering. None of the items listed below can be fully completed unless we raise a minimum of $200,000 from this offering. We may not be able to raise all or part of the funds we need to operate our business. If we are unable to raise these funds we will not remain as a viable going concern and investors may lose their entire investment. If we receive net proceeds in an amount less than $200,000, our business operations will be curtailed to an extent not presently determinable by management.

     The maximum net proceeds from this offering may be as high as $500,000 if we sell all of the shares offered. If we are unable to sell all of the shares offered, the net proceeds would be lower.

     In the table below, we have detailed the minimum amount of capital required for us to operate our business as currently planned. In addition, we have outlined the manner in which we intend to use the funds raised, assuming that we sell all of the shares offered.

Application of                  Minimum Amount          Maximum Amount
Net Proceeds                    Required                of Net Proceeds
------------------              ---------------         ---------------
Offering Costs                  $ 55,000                 $ 55,000
Web site development              10,000                   20,000
Internet access                    6,000                    6,000
Advertising                       50,000                   61,500
Sales and marketing               45,000                   45,000
Repayment of debt                 12,500                   12,500
Working capital                   21,500                  300,000
                                --------------          ---------------
  Total                         $200,000                 $500,000



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

  The first entry is for the relatively fixed costs associated with conducting this offering and are not likely to change. The next entry is for our web site development, with the remaining entries presented in their order of importance to us and our success. In general, the more shares we are able so sell, the more we will be able to quickly add sales people to our staff, hire additional programmers to design and maintain web pages and generally grow our company.

 Our president has never been paid any salary from our company despite the fact that she has an employment agreement with us where the president is supposed to be paid an annual salary of $24,000. Notwithstanding the fact she has not been paid, our president has agreed to continue to work for us until this offering is either completed or abandoned. In return for her continued assistance, our officer will be entitled to begin to receive her monthly salary only when we have received $200,000 from the sale of our shares. We believe that this level of funding, together with other funding that we hope to be able to get, will allow us to generate revenues that will allow our officers' salary to be paid out of our operating profits. Our officer understands that if these amounts of gross proceeds or net operating profits are never generated, she has little chance of ever being paid for her services to our company.

     The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. We based this estimate on assumptions, including expected expansion of our client base, expansion of our web site developer network, increases in revenues and assumed that our proposed services can be introduced without unanticipated delays or costs. If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate or new programs or activities may be undertaken which will require considerable additional expenditures or unforeseen expenses may occur.

    If our plans change or our assumptions prove to be inaccurate, we may need to seek additional financing sooner than currently anticipated or curtail our operations. We may need to raise additional funds in the future in order to fund more aggressive brand promotions and more rapid expansion, to develop newer or enhanced products or services, to fund acquisitions, to respond to competitive pressures, or to acquire complementary businesses, technologies or services. The proceeds of this offering may not be sufficient to fund our proposed expansion and additional financing may not become available if needed.

    Because we anticipate selling the shares through the efforts of our officers and directors, the numbers above do not include any deductions for selling commissions. If broker/dealers are used in the sale of the shares, up to 10% of any gross proceeds raised in this offering will probably be payable to one or more NASD registered broker-dealers. In such event, net proceeds to us will be decreased and the use of proceeds may be proportionately reallocated in management's sole discretion. There are no current agreements, arrangements or other understandings in connection with any of the foregoing.

     We will invest proceeds not immediately required for the purposes described
above   principally   in  United  States   government   securities,   short-term


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

certificates of deposit, money market funds or other short-term interest bearing investments.

                         Determination of Offering Price

      There is no established public market for the shares of common stock being registered. As a result, the offering price and other terms and conditions relative to the shares of common stock offered hereby have been arbitrarily determined by us and do not necessarily bear any relationship to assets, earnings, book value or any other objective criteria of value. In addition, no investment banker, appraiser or other independent, third party has been consulted concerning the offering price for the shares or the fairness of the price used for the shares.

                                    Dilution

    The difference between the initial public offering price per share and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.




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



    At August 31, 1999, we had a net tangible book value of $20 or $0.00 per share. After giving effect to the sale of the 10,000,000 shares of common stock being offered, after deducting expenses of this offering, our adjusted net tangible book value at August 31, 1999 would have been $450,000 or $0.036 per share, representing an immediate increase in net tangible book value of $0.036 per share to the existing stockholders and an immediate dilution of $0.14, or 28%, per share to new investors. If we receive a minimal amount of proceeds from this offering, the effects of dilution will be much greater.

                                 August 31, 1999         10,000,000 shares sold
Public offering price per share         n/a              $0.05

Net tangible book value                 $0               n/a
per share of common stock
before the offering

Pro forma net tangible                  n/a              $0.036
book value per share
of common stock after the offering

Increase to net tangible                n/a              $0.036
book value per share
attributable to purchase of
common stock by new investors
Dilution to new investor                n\a              $0.014


                            SELLING SECURITY HOLDERS

We have agreed to register shares of our current stockholders for resale at the same time we are selling our own shares in this offering and to pay all offering expenses. Our shareholders are selling 2,500,000 shares. We will not receive any of the proceeds of their sales.

Although we have fixed the price of our stock, selling stockholders are free to sell at any price they desire. Sales by selling stockholders at price lower than ours could adversely impact our ability to sell our stock and result in our receiving less proceeds than if there were not such a concurrent offering.

The following table sets forth the name of each selling shareholder and the number of share owned prior to sale. Aside from Holli Blechner, our president, none of the shareholders has ever held any position, office or material relationship with our company.

      NAME                        Number of Shares    Percentage of Shares Owned
     ------                       ---------------     after offering
                                                      --------------------------

      Holli Blechner                900,000                 0%

      Alfred Arberman               200,000                 0
      Rachelle Arberman             200,000                 0
      Anil Goel                     200,000                 0
      Brad Jones                    200,000                 0
      Roger Mclelland               200,000                 0
      Shanti Mclelland              200,000                 0
      Brad Rotter                   150,000                 0
      Robert Enslein                100,000                 0
      Paul Milelli                   50,000                 0
      Tumer Bahcheli                 25,000                 0
      Ellis Reemer                   20,000                 0
      Bryan Eggers                   15,000                 0
      Steve Palmer                   15,000                 0
      Kevin Lewis                    10,000                 0
      Raj Vadavia                    10,000                 0
      Bob Vukovitch                  10,000                 0
      Jonathan Lewis                 10,000                 0
      Mark Freeman                   10,000                 0
      Michael Levy                    5,000                 0
      Glenn Bierman                   5,000                 0
      Bella and Mauricio Nemes        5,000                 0
      Simon and Sarah Blechner        5,000                 0
      Sefany Jones                    5,000                 0
      Hillary Braderman               5,000                 0
      Larry Stessel                   5,000                 0
      Isabel Arberman                 5,000                 0
      Joshua and Renee Bialek         5,000                 0
      Fred Sager                      5,000                 0
      Cliff Berger                    5,000                 0
      Morty Dugatz                    1,000                 0
      Kerry Kassover                  1,000                 0
      Ron Kassover                    1,000                 0
      George Chajes                   1,000                 0
      Harvey Jacobson                 1,000                 0
      Jeremy and Karen Blumenfeld     1,000                 0
      Lisa Appel                      1,000                 0
      Lawrence Frankel                1,000                 0
      Debbie Galla                    1,000                 0
      Bob Herbst                      1,000                 0
      Adam Hutt                       1,000                 0
      Lisa Kahn                       1,000                 0
      Burt Miller                     1,000                 0
      Joseph Popolow                  1,000                 0

      David Smith                     1,000                 0
      Ilan Weinberg                   1,000                 0
      Elain Calmon                    1,000                 0
      Herbert and June Appel          1,000                 0
      Mark Defelice                   1,000                 0
      Thomas Caton                    1,000                 0

      Total                        2,500,000


                              PLAN OF DISTRIBUTION

We are selling 10,000,000 shares of our common stock. Some of our stockholders are selling an additional 2,500,000 shares concurrently, which represents 20% of the shares being offered.

We will be selling our shares at the same time as the selling shareholders are selling their shares. We have fixed the price of the stock we are selling in this offering, however, our selling stockholders may offer their shares at a lower price. Sales by selling stockholders at prices lower than ours could hurt our ability to sell our stock. This may result in our receiving less proceeds than if there was no concurrent offering.

Our selling stockholders are selling their shares without the use of a professional underwriter and may sell their shares on the stock market through the use of a broker or in private transactions. We will not receive any of the proceeds from the sale of their shares. Our selling shareholders are not under a lock-up or any other agreement restricting the sale of their shares. They can sell their shares at any time, in any amount and at any price. The shares we are selling do not have priority over the shares being sold by our selling shareholders.

      Ms. Blechner will sell our shares directly to potential purchasers and we do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares. There is no minimum amount of shares we must sell and no money raised from the sale of our stock will go into escrow, trust or another similar arrangement. The offering will remain open until November 1, 2000, unless we decide to cease selling efforts prior to this date.

    We will not escrow of any of the proceeds of this offering. Accordingly, we will have use of your funds once we accept your subscription and funds have cleared. Your subscription is non-refundable.

    The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure for trades in any stock defined as a penny stock. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction before sale.


                     Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "risk factors" section beginning on page *. Therefore, you should not place undue reliance upon these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                LEGAL PROCEEDINGS
    We are not a party to or aware of any threatened litigation of a material nature.

                                  LEGAL MATTERS
    The validity of the shares offered under this prospectus is being passed upon for us by Hoge, Evans, Holmes, Carter & Ledbetter PLLC, Dallas TX.


                DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table and subsequent discussion sets forth information concerning our directors and executive officers, each of whom will serve in the same capacity with us upon completion of the offering. Each director and executive officer was elected to his position in 1999.

Name                                Age         Title

Holli Blechner                      24    President and Director

Holli C. Blechner. Ms. Blechner has served as the President, Secretary, Treasurer and a Director of the Company since January 1999. Since January 1999, she also serves as the President, Secretary, Treasurer and a director of three other companies. These companies are HB Holdings, Inc., JAHB Holdings Inc. and HBJA Holdings Inc. From October 1998 until present, she has worked as an independent occupational therapist contractor for various contracting agencies. From October 1997 until October 1998, Ms. Blechner served as an occupational therapist at United Presbyterian Residence Care Corp, a skilled nursing facility. From September 1995 to October 1997, she earned a M.A degree in Occupational Therapy from Touro College. Ms. Blechner is a registered and licensed Occupational Therapist, is NBCOT Certified and holds a license in New York and Connecticut.

Our directors all hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us in all capacities during the period ended August 31, 1999, by our executive officers whose salary and bonus for the period exceeded $100,000.

                           Summary Compensation Table
                          Long-Term Compensation Awards

Name and Principal        Compensation - 1999
Position

                          Salary ($)       Bonus ($)     Number of Shares
                          ----------       ---------     Underlying Options (#)
                                                         ----------------------
Holli Blechner, president None             None          None

Ms. Blechner is currently employed by Hojo Holdings, Inc. at an annual salary of $24,000 per annum pursuant to a one year written employment agreement dated as of August 31, 1999. Ms. Blechner's employment agreement also provides for reimbursement of business related expenses.

We do not presently have a stock option plan but intend to develop an incentive-based stock option plan for our officers and directors in the future and may reserve up to ten percent of our outstanding shares of common stock for such purpose.

Conflict of Interest - Management's Fiduciary Duties.

A conflict of interest may arise between management's personal financial benefit and management's fiduciary duty to you. Management's interest in their own financial benefit may at some point compromise their fiduciary duty to you. No proceeds from this offering will be used to purchase directly or indirectly any shares of the common stock owned by management or any present shareholder, director or promoter. No proceeds from this offering will be loaned to any current management or director. We will not purchase the assets of any company, which is beneficially owned by any of our officers, director, promoter or affiliate.

Our director and officers are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses. Holli Blechner is engaged in business activities outside of us, and the amount of time he will devote to our business will only be about ten (10) to twenty (20) hours each per month. There exists potential conflicts of interest including allocation of time between us and such other business entities.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about our current shareholders as of August 31, 1999 assuming the sale of the maximum number of shares of common stock offered. The following amounts assume that our officers and directors do not purchase any additional shares. Included within this table is information concerning:

o each stockholder who owns more than 5% of any class of our securities, including those shares subject to outstanding options
o     each of Hojo's directors,
o     each of Hojo's officers, and
o     all directors and executive offers of Hojo as a group:


                      Beneficial Ownership of common
                      stock
                      Shares Owned               Percentage of Class
                                        Before offering     After offering
Holli Blechner             900,000            36.00%                0%
------------          ------------      ------------        ------------
All current officers       900,000            36.00%                0%
and directors as a
group:

To our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law.


                            DESCRIPTION OF SECURITIES

    All material provisions of our capital stock are summarized in this prospectus. However, the following description is not complete and is subject to applicable Delaware law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus.

      Common Stock.   As of August 31, 1999, there were 2,500,000 shares of
common stock outstanding held of record by 50 stockholders.

    You have the voting rights for your shares. You and all other common stockholders have identical rights and preferences. You and they may cast one vote for each share held of record on all matters submitted to a vote. You have no cumulative voting rights in the election of directors.

    You have dividend rights for your shares. You and all other common stockholders are entitled to receive dividends and other distributions when declared by our board of directors out of the assets and funds legally available, based upon the percentage of our common stock you own. We do not expect to pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

    You have rights if we are liquidated. Upon our liquidation, dissolution or winding up of affairs, you and all other common stockholders will be entitled to share in the distribution of assets remaining after payment or provision for payment of all debts, liabilities and expenses, and any liquidation preference to which preferred stockholders, if any, may then be entitled. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

      You have no right to acquire shares of stock based upon the percentage of our common stock you own when we sell more shares of our stock to other people. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares of common stock, result in a dilution of our percentage ownership that you hold.

      Preferred Stock.   Hojo Holdings is not presently authorized to issue
shares of preferred stock. However, the majority of our shareholders may later determine to establish preferred stock for Hojo Holdings.

    Options and Warrants. Hojo Holdings does not presently have any options or warrants authorized. However, our board of directors may later determine to options and warrants for Hojo Holdings.

      Dividend Policy. To date, we have not paid any dividends. The payment of dividends, if any, on the common stock in the future is within the sole discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial condition, and other relevant factors. The Board of Directors does not intend to declare any dividends on the common stock in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

      Transfer Agent and Registrar . We intend to use Florida Atlantic Stock Transfer, Inc., Tamarac, Florida as our transfer agent for the common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

    Of the shares outstanding after the offering, the 12,500,000 shares sold in this offering, including the 2,500,000 shares sold by our stockholders, will have been registered with the SEC under the Securities Act of 1933 and will be eligible for resale without registration under the Securities Act except if they were acquired by our directors, executive officers or other affiliates. Our directors, executive officers, and persons or entities that they control will be able to sell unregistered shares of stock without violating the limitations of Rule 144 under the Securities Act.

    Under Rule 144, directors, executive officers, and persons or entities that they control or who control them may sell shares of common stock in any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding a sale. Sales under Rule 144 also must be made without violating the manner-of-sale provisions, notice requirements and the availability of current public information about us.

    Before the offering, no public trading market for our common stock existed. We cannot predict what effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of our common stock after completion of the offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Following the close of this offering, we will be subject to the State of Delaware's business combination statute. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Delaware law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                           RELATED PARTY TRANSACTIONS

There are no related party transactions. Future transaction and any loans with affiliated parties will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. Any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our independent counsel.

                                    Business

      We are a professional service company that focuses on web site development. We intend to build a network of independent contractors with web site development and computer programming skills. By combining our sales and marketing abilities with their technical abilities, we believe we can better attract, service and satisfy our clients Internet related needs.

Industry Overview

     The web site development industry has recently experienced a series of changes which has created market opportunities for us and other similarly situated companies. These favorable market trends include:

The emergence of the Internet and the world wide web

The Internet has become an important medium for communications, content and commerce. According to International Data Corporation, the number of Web users worldwide will grow from 97 million at the end of 1998 to 320 million by the year 2002. Industry analysts believe the Internet represents the fastest growing form of media in history. The dramatic growth in Internet usage has been fueled by a number of key factors, including:

o technological, functional and infrastructure advances in computing and communications;
o lower costs associated with publishing content on the Internet as compared to traditional media;
o increased quantity and improved quality of information and services offered on the Web; and
o increased affordability of, access to and resulting proliferation of multimedia computers.

The emergence of electronic and online commerce.

      Internet and online services have provided organizations and individuals with innovative ways of conducting business. With the emergence of the Internet as a globally accessible, fully interactive and individually addressable communications and computing medium, companies that have traditionally conducted business in person, through the mail or over the telephone are increasingly utilizing electronic commerce.

     Consumers have shown a strong preference for transacting various types of business electronically, such as paying bills, buying insurance, booking airline tickets and trading securities, rather than in person or over the telephone. These transactions are being streamlined through online commerce and can now be performed directly by individuals virtually anywhere at any time. Consumers have accepted and even welcomed self-directed online transactions because these transactions can be faster, less expensive and more convenient than transactions conducted through a human intermediary.

The development of online retailing

      A number of characteristics of online retailing make the sale of merchandise via the Internet particularly attractive compared to traditional stores because:

o  The Internet offers many data management and multimedia features.
o  Users can access a wealth of information.
o Internet retailers can obtain extensive demographic and behavioral data about their customers, providing them with greater direct marketing opportunities and the ability to offer a more personalized shopping experience.
o Internet retailers can also offer consumers significantly broader product selection, the convenience of home shopping and 24-hour-a-day, seven-day-a-week operations, available to any location, foreign or domestic, that has access to the Internet.

Strategy

        Our strategy is to capitalize on perceived opportunities arising from the expanding web site development industry by:

Fostering Creativity. We strive to provide creative solutions in all areas of web site development to meet or exceed the highest standards of service within each individual discipline. In order to maintain high levels of creativity and quality, we place great importance on recruiting and retaining talented employees.

Expanding our marketing efforts for our service. We intend to aggressively market Hojo services through online, print and other advertisements. Our advertising efforts are expected to include advertisements in business publications and various other regional and national publications that have a demographic similar to our target market. We also intend to advertise through Internet banner advertisements.

Continuing development of our services. We intend to expand our research and development efforts to create better services with more benefits for our future clients.

Leverage advantages of an independent contractor network. We believe we will have several advantages relative to other companies because our independent contract network will allow us to minimize costs. Since our talent is independent, we do not have to purchase equipment, software, Internet access services for them and we do not have a fixed payroll and have lower rent expenses. We can offer a broad selection of Internet related services, with little risk or expense.

Aggressively pursue strategic relationships. We intend to develop strategic relationships because they enable us to enter new markets, gain early access to leading-edge technology, cooperatively market products and services with leading technology vendors, cross-sell additional services and gain enhanced access to vendor training and support.

Services

Web page design and maintenance of web sites is in high demand. As the number of web pages on the Internet doubles every few months, there is an increasing amount of web development work to be done. Our goals as a web designer is to determine the appropriate content for an online presence, incorporate appealing graphics, copy, and present the page in such a way that the page meets the business objectives of the client.

Developing a small site can cost from $5,000 to more than $1,000,000. Factors which play a major role in determining the cost for designing a site is the time and skills required. Web site development is time consuming, complex and expensive. Many small and medium size businesses do not have the time or inclination to develop and maintain their own web sites.

We can also provide clients with ongoing support services for its Internet solutions, from content maintenance to site administration, for as long as the client wishes. Our technical staff will be able to assist clients on a case-by-case basis to resolve technical problems, provide assistance with the hosting environment, and deliver support for Internet solution software.

We believe we have four competitive advantages:

     (A) Price. We believe pricing to be one advantage. We believe that the national competitors in the industry must advertise on national Internet home pages with banner advertising and media advertising to attract customers. These expenditures of advertising increase the cost of services offered. These cost margins for national competitors will give us the ability to compete on price. Also, we believe lower overhead costs will give us another advantage in pricing.

     We have no plans to compete with the "generic type" web page companies that can be found through a time consuming process on the Internet. Many of these competitors advertise commercial deluxe web sites for as low as $350. However, the consumer usually does not understand that there are hidden costs, such as monthly services fees, web site setup fees and many other charges. We plan to build our future on competitive pricing with excellent service and maintenance of the client's sites.

     Our market strategy will be to introduce two types of web sites, the pricing of which will be as follows:

          Small Business starting at:           $  5,000
          Larger Business starting at:           $25,000

     (B) Service. We will introduce two types of web sites: Small Business and Commercial. This marketing strategy will give both small and large businesses the flexibility and freedom to design and build a Web presence that is most appropriate for their needs.

     (C) Quality. We realize that the success of any business is dependent on the quality of its products and services. By offering quality products and competitive prices, management believes it will increase business as well as our profitability, and have an advantage over competitors who advertise commercial deluxe web sites for low prices. The quality and talents of our consultants will play a key role in the creative design and presentation that will portray the client's needs.

     (D) Efficiency. We believe that time efficiency will be an important factor to many of the potential clients. Management believes being able to produce a creative web page as directed by the input and conceptual design of each individual client in a timely manner will be an important ingredient to our success.

Marketing

Our marketing strategy will emphasize two key objectives. The first is to provide clients with high customer satisfaction services that satisfy their Internet needs. The second is to provide that service at a reasonable cost.

We believe people will find out about our software through several methods, including:

o public relations campaign to drive mass media press coverage. Our public relations activity will be focused on business and community publications;
o affiliate programs where web sites owned and operated by third-parties can generate income by generating clients for us;
o  strategic partnerships;
o  online and offline advertisements;
o  special event driven promotions;
o  personal/e-mail recommendations from co-workers, friends and family members.

 In the future, we intend to:

o  develop specialized sales and marketing  programs to promote our services;
o engage a marketing agency to assist us with our commercial launch and promotion;
o engage an advertising agency to assist us with the design and implementation of our strategies;
o develop relationships with some of the major companies that people use to enter and navigate the Internet, such as Yahoo, Excite and Infoseek;
o hire an in-house sales staff and use consultants to develop and implement our sales and marketing strategies.

Our marketing budget is subject to a number of factors, including our results of operations and ability to raise additional capital. In the event that we are successful in raising additional capital or our results of operations exceed our expectations, our marketing budget for the next 12-month period will increase significantly.

Customer Support

     We intend to place customer support and technical support, among our highest priorities. Based on our experience in the industry and user feedback, we believe that providing an effective customer support team to handle user needs is critical to our success. We believe that providing highly personalized and professional customer support will further differentiate our products and services from those of our competitors. Our customer support organization will help clients handle web site and service inquiries and address all technical questions.

In the future, we intend to:

o provide live customer  support from 9 AM to 5 PM EST Monday through Friday;
o establish a special chat room for customer support and technical  assistance;
o purchase customer support management software, databases and systems.

Clients

      We will not be able to secure any clients until we receive the minimum amount of proceeds from this offering, build a reasonable network of web site developers and initiate a sales and marketing campaign. We expect that we can begin to generate revenues by the end of this year.

Operations and Infrastructure

      We are currently borrowing all of our computer, telecommunications and Internet equipment from our president. Our operations are in Lido Beach, New York. Our systems include one IBM compatible computer containing web site development, marketing and accounting software.

      We currently do not have any redundant systems that would handle our system functions in the event of a system failure, nor do we have an off-site backup of our information. In the event of a catastrophic loss at our Lido Beach facility resulting in damage to, or destruction of, our computer, telecommunications and Internet systems, we would have a material interruption in our business operations.

In the future, we intend to:

o engage an Internet service provider to provide dedicated high speed bandwidth to our web site and email accounts;
o  purchase  hardware and systems to  accommodate a larger web site;
o expand our infrastructure as necessary to meet the usage demands for our service;
o  expand our operations department as needed.

Competition

      The market for web site services contracts is intensely competitive and rapidly changing. Our most visible competitors currently include Zefer, Verio, Usweb and Rare Medium. We are subject to competition that is expected to intensify in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

        We believe that the principal competitive factors in attracting clients include the quality of work, price, brand recognition and customer service.

      Our competitors and potential competitors may develop superior services that achieve greater market acceptance than ours. Many of our existing and potential competitors, have longer operating histories in the web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have. Our competitors may be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies and third-party service providers.

Strategic Relationships

      We intend to enter into strategic relationships with a limited number of leading Internet hardware, software and content companies. We believe that these relationships, which typically are non-exclusive, enable us to deliver clients more effective solutions with greater efficiency because the strategic relationships provide us with the opportunity to gain early access to leading-edge technology, cooperatively market products and services with leading technology vendors, cross-sell additional services and gain enhanced access to vendor training and support. We also believe that these relationships are important because they leverage the strong brand and technology positions of these market leaders.

      In the event that any strategic relationship is discontinued, either in connection with termination of an agreement or otherwise, our business, results of operations and financial condition may be materially adversely affected.

Acquisitions

   In the future, we intend to seek to expand our operations by acquiring companies in businesses that we believe will complement or enhance our business. We may not be able to ultimately effect any acquisition, successfully integrate any acquired business in our operations or otherwise successfully expand our operations. We have not established any minimum criteria for any acquisition and our management has complete discretion in determining the terms of any acquisition. Consequently, there is no basis for you to evaluate the specific merits or risks of any potential acquisition that we may undertake.

After this registration statement becomes effective, we intend to issue common shares to pay for acquisitions of assets, technologies or securities of additional businesses in the future. We have not negotiated the terms of any future acquisitions yet, and there is no deadline for issuing the remaining shares. We might pay for future acquisitions using some combination of shares, cash and assumption of liabilities. When we negotiate acquisitions, we consider many factors regarding valuation and payment terms. We expect that the shares issued in any acquisition will be valued at $0.05.

Our acquisition strategy involves a number of risks and uncertainties, and we cannot be sure that we will be able to identify suitable acquisition candidates, acquire such companies on acceptable terms or integrate their operations successfully with ours. As we issue stock to complete future acquisitions, our existing stockholders experience ownership dilution.

As of August 31, 1999 we do not have any specific acquisition that is currently contemplated or probable.

Regulation of our business

      We are not currently subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses.

      Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain.

      The majority of laws that currently regulate the Internet were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

      Due to the global nature of the Internet, it is possible that the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws even though transmissions by us over the Internet currently originate primarily in Lido Beach, New York. Violations of local laws may be alleged or charged by state or foreign governments and we may unintentionally violate local laws and local laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition.

Personnel

      As of August 31, 1999, we employed one person that is engaged in executive management, sales and marketing. From time to time, we will employ additional independent contractors to support our development, technical, marketing, sales, support and administrative organizations. Our relations with our employee and contractors are generally good and we have no collective bargaining agreements with any labor unions.

     Our success will depend on our ability to hire and retain additional qualified marketing, sales, technical and other personnel. Qualified personnel are in high demand. We face considerable competition from other Internet software and service firms for these personnel, many of which have significantly greater resources than we have.

Facilities

     We have our corporate headquarters at 21 Blackheath Road, Lido Beach, New York 11561. Substantially all of our operating activities are conducted from 200 square feet of office space provided by our president at no charge. We also have a branch office in Naples, Florida provided by a consultant at no charge.

     We believe that additional space will be required as our business expands and believe that we can obtain suitable space as needed. We do not own any real estate.

Legal Proceedings

        We are not currently involved in any legal or regulatory proceedings or, arbitration. However, our business involves substantial risks of liability, including possible exposure to liability under federal, state and international laws in connection with the gathering and use of information about our users, infringing the proprietary rights of others and possible liability for product defects, errors or malfunctions.


                   MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

    Hojo Holdings is a web site development company. Our services are designed to help clients build an Internet presence to increase sales, improve communications and create and enhance business identities. We intend to provide a variety of services including web site development, web site hosting and web site promotion.

    Hojo's revenues will be derived from fees for services generated on a project-by-project basis. Our projects are expected to vary in size and scope. In general, clients will be charged for the time, materials and expenses incurred on a particular project. However, a portion of our revenue may be derived from fixed-fee contracts. We expect that all of our agreements could be terminated by the client upon 30-days prior written notice.

        If we are successful in selling all of the shares offered hereby, we believe the $500,000 generated thereby will be sufficient to maintain our operations for at least 12 months after completion of the offering. If we raise less than $200,000, we will have to limit our operations and sales efforts which could delay or possibly eliminate any growth of our company.

        Since inception, our financing has been provided to us through a credit line of $12,500 from an individual as set forth in our financial statements. As of August 31, 1999, we borrowed $284 and have a remaining credit line of $12,216.

Results of Operations

        For the period January 5, 1999 (date of inception) to August 31, 1999, we did not generate any operating revenues and incurred a cumulative net loss of $2,764. Our operating expenses consist of organizational costs including accounting, incorporation and state fees.

        The results of operations for the period January 5, 1999 (date of inception) to August 31, 1999 are not necessarily indicative of the results for any future interim period. We expect to expand our business and client base, which will require us to increase our personnel, develop our web site and purchase equipment, which will result in increasing expenses.

Liquidity and Capital Resources

        Our operating and capital requirements have exceeded our cash flow from operations as we have been building our business. Organizational activities during the period January 5, 1999 (date of inception) to August 31, 1999 created a net use of cash of $2,764, which have been primarily funded by $2,764 in borrowings. We had proceeds from the sale of stock of $2,500 and net borrowings of $284. At August 31, 1999 we had $20 in cash or cash equivalents.

        We expect to make expenditures of approximately $200,000 during the twelve months following the closing of this offering. These expenditures will be used to continue web site development, recruiting independent contractors, hire additional personnel, sales and marketing, purchase equipment and general working capital.

Material Agreements

     In August 1999, we entered into a two-year employment agreement with Holli Blechner, our president. Ms. Blechner will be compensated at the rate of $24,000 per year. However, no compensation shall be paid until we raise gross investment proceeds exceeding $200,000.

                         YEAR 2000 READINESS DISCLOSURE

OUR STATE OF READINESS

We have defined Year 2000 compliance as follows:

Information technology time and date data processes, including, but not limited to, calculating, comparing and sequencing data from, into and between the 20th and 21st centuries contained in our software and services offered through the us, will function accurately, continuously and without degradation in performance and without requiring intervention or modification in any manner that will or could adversely affect the performance of such products or the delivery of such software and services as applicable at any time.

Our internal systems include both information technology systems and non-information technology systems. We have initiated an assessment of our proprietary information technology systems, and expect to complete any remediation and testing of all information technology systems during 1999. With respect to information technology systems provided by third-party vendors, we have sought assurances from such vendors that their technology is Year 2000 compliant. All of our material information technology system vendors have replied to inquiry letters sent by us stating that they either are Year 2000 compliant or expect to be so in a timely manner.

We  are  evaluating  our  non-information   technology  systems  for  Year  2000
compliance. We have not, to date, discovered any material Year 2000 issues with respect to our non-information technology systems.

We are in the process of contacting our material suppliers whose products or services are sold through us to determine if they are Year 2000 compliant. To date, all such suppliers have stated that they are, or expect to be, Year 2000 compliant in a timely manner. Our customers are individual Internet users, and, therefore, we do not have any individual customers who are material to an evaluation of Year 2000 compliance issues.

THE COSTS TO ADDRESS YEAR 2000 ISSUES

We have had no expenses incurred in connection with Year 2000 compliance since its formation through August 31, 1999. Such amounts have not been material. The additional costs to make any other software or services Year 2000 compliant by mid-1999 will be expensed as incurred, but are not expected to be material.

We are not currently aware of any material operational issues or costs associated with preparing our systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems or because of the failure of a material supplier to be Year 2000 compliant.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor used in our software and service, or the Internet generally, to be Year 2000 compliant could harm the operation of our software and services or prevent us from generating advertising or commerce sales through our software, or have other unforeseen, adverse consequences to the company.

Finally, we are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. Moreover, participating vendors in our services might experience substantial slow-downs in business if consumers avoid products and services such as air travel both before and after January 1, 2000 arising from concerns about reliability and safety because of the Year 2000 issue. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

CONTINGENCY PLANS

We are engaged in an ongoing Year 2000 assessment and the development of contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. We have identified our worst-case scenario as the interruption of our business resulting from Year 2000 failure of the electric company or our Internet service providers to provide services. We have not yet completed our worst-case scenario contingency plan. Without a worst-case scenario contingency plan we may not have enough time to complete remedial measures and implement contingency planning for the worst-case scenario. We do plan to complete our contingency plan in accordance with our compliance plan and under the guidance of our consultants in the fourth quarter of 1999.


WHERE YOU CAN FIND MORE INFORMATION?

      We have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended prior to completion of this offering. We have filed with the SEC a registration statement on Form SB-2 to register the offer and sale of the shares. This prospectus is part of that registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information with respect to us and the shares offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and our exhibits and schedules at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

    You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.
                              FINANCIAL STATEMENTS

                               Hojo Holdings, Inc.
                        (A Development Stage Enterprise)


Financial Statements as of and for the period January 5, 1999
                               (date of incorporation) to August 31, 1999
                                       and
                          Independent Auditors' Report

                               Hojo Holdings, Inc.
                        (A Development Stage Enterprise)


TABLE OF CONTENTS

--------------------------------------------------------------------------------




Independent Auditors' Report                                         F-2

Financial Statements as of and for the period January 5, 1999
    (date of incorporation) to August 31, 1999:

    Balance Sheet                                                    F-3

    Statement of Operations                                          F-4

    Statement of Stockholders' Deficit                               F-5

    Statement of Cash Flows                                          F-6

    Notes to Financial Statements                                    F-7




--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


To the Board of Directors of Hojo Holdings, Inc.:

We have audited the accompanying balance sheet of Hojo Holdings, Inc. (the "Company"), a development stage enterprise, as of August 31, 1999, and the related statements of operations, stockholders' deficit and cash flows for the period January 5, 1999 (date of incorporation) to August 31,1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of August 31, 1999, and the results of its operations and its cash flows for the period January 5, 1999 (date of incorporation) to August 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. As of the date of these financial statements, no significant capital has been raised, and as such there is no assurance that the Company will be successful in its efforts to raise the necessary capital to commence its planned principal operations and/or implement its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Beard, Nertney, Kingery, Crouse & Hohl, P.A.

September 9, 1999
Tampa, FL

                              Hojo Holdings, Inc..
                        (A Development Stage Enterprise)

                       BALANCE SHEET AS OF AUGUST 31, 1999

--------------------------------------------------------------------------------

ASSETS

    Cash and cash equivalents                                 $    20
                                                              ===========



LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES - Line of Credit                                  $   284
                                                              -----------

STOCKHOLDERS' DEFICIT:

    Common stock-$.001 par value-20,000,000 shares
      authorized; 2,500,000 shares issued and
      outstanding                                                2,500
    Deficit accumulated during the development stage            (2,764)
                                                              -----------

         Total stockholders' deficit
                                                                 (264)
                                                              -----------

TOTAL                                                         $    20
                                                              ===========











--------------------------------------------------------------------------------


See notes to financial statements

                               Hojo Holdings, Inc.
                        (A Development Stage Enterprise)
                            STATEMENT OF OPERATIONS
               for the period January 5, 1999 (date of incorporation)
                               to August 31, 1999

--------------------------------------------------------------------------------

EXPENSES:
   Professional fees                                        $      2,200
   Organization costs                                                564
                                                            -------------


NET LOSS                                                    $      2,764
                                                            =============

NET LOSS PER SHARE:
                                                            $       0.00
   Basic
                                                            =============
   Weighted average number of shares - basic                   2,500,000
                                                            =============









--------------------------------------------------------------------------------





See notes to financial statements

                               Hojo Holdings, Inc.
                        (A Development Stage Enterprise)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                   for the period January 5, 1999 (date of incorporation)
                               to August 31, 1999

--------------------------------------------------------------------------------

                                                      Deficit
                                                    Accumulated
                                                    During the
                                                    Development
                                Common Stock

                           Shares      Par Value    Stage          Total
                           ----------  ----------   ------------   ---------


Balances, January 5,1999
 (date of incorporation)           0 $         0  $           0  $       0



Issuance of common stock   2,500,000       2,500                     2,500


Net loss for the
 period, January 5, 1999
 (date of incorporation)
 to August 31, 1999                                     (2,764)     (2,764)
                           ----------  ----------   ------------   ---------


Balances, August 31,1999   2,500,000 $     2,500  $     (2,764)  $    (264)
                          ==========  ==========   ============   =========






--------------------------------------------------------------------------------



See notes to financial statements

                               Hojo Holdings, Inc.
                        (A Development Stage Enterprise)


                            STATEMENT OF CASH FLOWS
                   for the period January 5, 1999 (date of incorporation)
                               to August 31, 1999

--------------------------------------------------------------------------------


                                                                $ (2,764)
CASH USED IN OPERATING ACTIVITIES - Net loss                    ----------

CASH FLOWS FROM FINANCING ACTIVITIES -
   Increase in line of credit                                        284
   Proceeds from the issuance of common stock                      2,500
                                                                ----------
                                                                   2,784
NET CASH PROVIDED BY FINANCING ACTIVITIES
                                                                ----------

NET INCREASE IN CASH AND CASH EQUIVALENTS                             20

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         0
                                                                ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                        $     20
                                                                ==========


      Interest paid                                             $      0
                                                                ==========

      Taxes paid                                                $      0
                                                                ==========




--------------------------------------------------------------------------------



See notes to financial statements

                                  Hojo Holdings, Inc.
                        (A Development Stage Enterprise)


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------



NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Hojo Holdings, Inc. (the "Company") was incorporated under the laws of the state of Delaware on January 5, 1999. The Company, which is considered to be in the development stage as defined in Financial Accounting Standards Board Statement No. 7, is a web site development firm that intends to build a network of independent web site developers for projects it secures from clients. The planned principal operations of the Company have not commenced, therefore accounting policies and procedures have not yet been established.


The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company will require a significant amount of capital to commence its planned principal operations and proceed with its business plan. Accordingly, the Company's ability to continue as a going concern is dependent upon its ability to secure an adequate amount of capital to finance its planned principal operations and/or implement its business plan. The Company's plans include a public offering of its common stock (see Note F) and the issuance of debt, however there is no assurance that they will be successful in their efforts to raise capital. This factor, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE C - RELATED PARTY TRANSACTION

On August 30, 1999, the Company executed a two year employment contract with its president, which requires annual compensation of approximately $24,000 plus certain bonuses and fringe benefits (as defined in the agreement). The agreement shall become effective upon the earlier of the date mutually agreed to in writing by both parties or two weeks following the date on which the Company receives more than $200,000 of gross investment capital.

During the period January 5, 1999 (date of incorporation) to August 31, 199, the Company's President provided various equipment, services and a portion of her home for office space for no consideration. The value of this equipment, services and office space are considered to be insignificant and as such no expense has been recorded.

NOTE D - LINE OF CREDIT

The Line of Credit arises from advances under a line of credit arrangement with the Company, whereby an individual has agreed to loan the Company up to $12,500 to fund cash flow needs. Advances under the arrangement, accrue interest at a fixed rate of 6%, are unsecured and have no specified repayment terms. At August 31, 1999, the Company had borrowed $2,784 under this arrangement of which $284 remained outstanding as of such date.

NOTE E - INCOME TAXES

The Company has recognized losses for both financial and tax reporting purposes and has a net operating loss carryforward of approximately $2,700 as of August 31, 1999. Because the Company would establish a valuation allowance for any deferred income tax asset, no deferred taxes have been provided for in the accompanying financial statements.

NOTE F - LOSS PER SHARE
The Company computes net loss per share in accordance with SFAS No. 128 "Earnings per Share" ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the number of common and common equivalent shares outstanding during the period. As of August 31, 1999 there were no common equivalent shares outstanding, as such, the diluted net loss per share calculation is the same as the basic net loss per share.

   Net loss available to common stockholders               $   2,764
                                                           ===========
   Denominator for basic calculation                       2,500,000
                                                           ===========
   Net loss per share - basic                              $    0.00
                                                           ===========

NOTE G - PROPOSED COMMON STOCK OFFERING

During the third calendar quarter of 1999, the Company intends to file a registration statement for the sale of up to 12,500,000 shares (including 2,500,000 shares held by stockholders) of the Company's common stock at $0.05 per share. The offering will be on a best-efforts, no minimum basis. As such, there will be no escrow of any of the proceeds of the offering and the Company will have the immediate use of such funds to finance its operations.



--------------------------------------------------------------------------------

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of directors and officers.

The  information   required  by  this  Item  is  incorporated  by  reference  to
"indemnification" in the prospectus herein.

Item 25. Other Expenses of Issuance and Distribution.
SEC Registration Fee               $173.75
Blue Sky Fees and Expenses           6,000
Legal Fees and Expenses             35,000
Printing and Engraving Expenses      2,000
Accountants' Fees and Expenses       5,000
Miscellaneous                     6,826.25
   Total                           $55,000

The foregoing expenses, except for the SEC fees, are estimated.

Item 26. Recent sales of unregistered securities.

  The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

On January 6, 1999, we issued 900,000 shares of common stock to Holli Blechner, president and CEO at a price of $0.001 per share, for aggregate consideration of $900. The foregoing purchase and sale were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) on the basis that the transaction did not involve a public offering.

On January 6, 1999, we sold 1,600,000 shares of common stock to 49 investors, each of whom subscribed to purchase the shares, at a price of $0.001 per share, for aggregate consideration of $1,600. No sales commissions were paid in connection with the offering. The foregoing sale was exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to
Section 4(2) on the basis that the transaction did not involve a public offering.

All individuals that were gifted shares of stock had the opportunity to ask questions and receive answers from all of our officers, directors and employees. In addition, they had access to review all of our corporate records and material contracts and agreements.

January 6, 1999
Holli Blechner                      sophisticated

January 6, 1999
      Alfred Arberman               sophisticated
      Rachelle Arberman             sophisticated
      Anil Goel                     sophisticated
      Brad Jones                    sophisticated
      Roger Mclelland               sophisticated
      Shanti Mclelland              sophisticated
      Brad Rotter                   accredited
      Robert Enslein                accredited
      Paul Milelli                  sophisticated
      Tumer Bahcheli                accredited
      Ellis Reemer                  accredited
      Bryan Eggers                  sophisticated
      Steve Palmer                  sophisticated
      Kevin Lewis                   accredited
      Raj Vadavia                   sophisticated
      Bob Vukovitch                 accredited
      Jonathan Lewis                sophisticated
      Mark Freeman                  accredited
      Michael Levy                  accredited
      Glenn Bierman                 accredited
      Bella and Mauricio Nemes      sophisticated
      Simon and Sarah Blechner      sophisticated
      Sefany Jones                  sophisticated
      Hillary Braderman             sophisticated
      Larry Stessel                 accredited
      Isabel Arberman               sophisticated
      Joshua and Renee Bialek       sophisticated
      Fred Sager                    accredited
      Cliff Berger                  accredited
      Morty Dugatz                  accredited
      Kerry Kassover                accredited
      Ron Kassover                  sophisticated
      George Chajes                 sophisticated
      Harvey Jacobson               accredited
      Jeremy and Karen Blumenfeld   sophisticated
      Lisa Appel                    sophisticated
      Lawrence Frankel              sophisticated
      Debbie Galla                  sophisticated
      Bob Herbst                    sophisticated

      Adam Hutt                     sophisticated
      Lisa Kahn                     sophisticated
      Burt Miller                   sophisticated
      Joseph Popolow                accredited
      David Smith                   sophisticated
      Ilan Weinberg                 sophisticated
      Elain Calmon                  sophisticated
      Herbert and June Appel        sophisticated
      Mark Defelice                 sophisticated
      Thomas Caton                  sophisticated

Item 27. Exhibits.

The exhibits marked with an "*" have already been filed. The remaining exhibits are filed with this Registration Statement:

Number          Exhibit Name
1.1  Subscription Agreement
3.1  Articles of Incorporation
3.2  By-Laws
5.0  Opinion Regarding Legality
10.1 Employment Agreement with Holli Blechner.
23.1 Consent of Expert
24.1 Consent of Counsel

All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing. Information pertaining to our common stock is contained in our Articles of Incorporation and By-Laws.

Item 28. Undertakings.

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

   To include any prospectus required by section I 0(a)(3) of the Securities Act of 1933;

   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Florida law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933,the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Lido Beach, State of New York, on September 14, 1999.

Hojo Holdings, Inc.

/s/ Holli Blechner
President, Treasurer, and Director

/s/ Holli Blechner
Chief Accounting Officer

              As filed with the SEC on September 14, 1999 SEC Registration No.
                                          -------




                      SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON, D.C. 20549







                                   EXHIBITS

                                      TO

                             REGISTRATION STATEMENT

                                 ON FORM SB-2

                                     UNDER

                          THE SECURITIES ACT OF 1933








                              Hojo Holdings, Inc.






(Consecutively numbered pages 48 through    of this Registration Statement)

                                INDEX TO EXHIBITS

-----------------------------------------------------------------------

    SEC REFERENCE     TITLE OF DOCUMENT               LOCATION
        NUMBER
-----------------------------------------------------------------------

         1.1          Subscription Agreement          This Filing
                                                      Page___
-----------------------------------------------------------------------

         3.1          Articles of Incorporation
                                                      This Filing
                                                      Page___
-----------------------------------------------------------------------

         3.2          Bylaws                          This Filing
                                                      Page___
-----------------------------------------------------------------------

          5           Consent of HOGE, EVANS,         This Filing
                      HOLMES, CARTER & LEDBETTER,     Page___
                      PLLC

-----------------------------------------------------------------------
                      Employment Agreement for Holli  This Filing
        10.1          Blechner                        Page___
-----------------------------------------------------------------------

         23           Consent of Beard, Nertney,      This Filing
                      Kingery, Crouse & Hohl, P.A.    Page
-----------------------------------------------------------------------